Exhibit 4.2

EXECUTION COPY

RIGHTS AGENCY AGREEMENT

This Rights Agency Agreement is made as of July 2, 2019 (this “Agreement”), by and between Enel Américas S.A. (formerly, Enersis S.A.), a sociedad anónima abierta organized and existing under the laws of the Republic of Chile (the “Company”), and Citibank, N.A., a national banking association organized under the laws of the United States of America acting solely in its capacity as ADS Rights Agent hereunder and having an office at 388 Greenwich Street, New York, New York 10013 (“Citibank”).

WITNESSETH THAT:

WHEREAS, the Company is issuing transferable rights (the “Share Rights”) to holders (the “Shareholders”) of shares of its common stock, no par value (such shares of common stock, the “Shares”, and such issuance, the “Issuance”), upon the terms and subject to the conditions to be described in a Prospectus Supplement (the “Prospectus Supplement”) to be dated on or about June 27, 2019, supplementing the terms of that certain Prospectus, dated June 18, 2019 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”);

WHEREAS, the Issuance shall include the issuance of transferable rights (such rights, the “ADS Rights”) to holders of Shares represented by American Depositary Shares (“ADSs” and such holders of ADSs, the “ADS Holders”) issued pursuant to the terms of the Third Amended and Restated Deposit Agreement, dated as of March 28, 2013 (the “Deposit Agreement”), by and among the Company, Citibank, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of ADSs issued thereunder, with each ADS representing fifty (50) Shares;

WHEREAS, the Issuance shall consist of two separate and sequential rights offer periods.  Each Share held as of record as of the First Share Record Date (as hereinafter defined) shall receive a distribution of 0.326003960684452 transferable Share Rights (the “Preemptive Share Rights”), with each Preemptive Share Right entitling the holder thereof (the “Preemptive Share Rights Holder”) to purchase one (1) new Share (each, a “New Share”) to be issued by the Company in connection with the Capital Increase (as hereinafter defined), as described in the Prospectus setting forth, inter alia, such offer to purchase New Shares (the “Preemptive Share Rights Offer”).  In addition, each ADS held as of record as of the ADS Record Date (as hereinafter defined) shall receive a distribution of approximately 0.326003 transferable ADS Rights (the “Preemptive ADS Rights”), with each Preemptive ADS Right entitling the holder thereof (the “Preemptive ADS Rights Holder”) to purchase one (1) new ADS (each, a “New ADS”), each New ADS representing fifty (50) New Shares to be issued by the Company in connection with the Capital Increase, as described in the Prospectus setting forth, inter alia, such offer to purchase New ADSs (the “Preemptive ADS Rights Offer” and, together with the Preemptive Share Rights Offer, the “Preemptive Rights Offers”);

WHEREAS, upon expiration of the Preemptive Rights Offers and to the extent there are any New Shares remaining unsubscribed after the Preemptive Rights Offers (subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit of Capital Increase (as defined below) authorized by the Company’s shareholders) (the “Unsubscribed

Shares”), (i) each Preemptive Share Rights Holder who (a) exercised his/her Preemptive Share Rights and (b) continues to be a holder of record of any Shares as of the Second Share Record Date (as hereinafter defined) shall receive a distribution of a number of transferable Share Rights to purchase New Shares representing a proportionate share of the Unsubscribed Shares (the “Additional Share Rights”) based on the number of New Shares such holder subscribed and paid for in the Preemptive Share Rights Offer and the total number of New Shares (including New Shares represented by New ADSs) subscribed and paid for in the Preemptive Rights Offers,  with each full Additional Share Right entitling the holder thereof (the “Additional Share Rights Holder”) to purchase one (1) New Share (the “Subsequent Share Rights Offer”), and (ii) each Preemptive ADS Rights Holder who exercised his/her Preemptive ADS Rights, shall receive a distribution of a number of transferable ADS Rights  to purchase New ADSs representing a proportionate share of the Unsubscribed Shares (the “Additional ADS Rights”) based on the number of New ADSs subscribed and paid for in the Preemptive ADS Rights Offer and the total number of New Shares (including New Shares represented by New ADSs) subscribed and paid for in the Preemptive Rights Offers, with each full Additional ADS Right entitling the holder thereof (the “Additional ADS Rights Holder”) to purchase one (1) New ADS (the “Subsequent ADS Rights Offer” and, together with the Subsequent Share Rights Offer, the “Subsequent Rights Offers”), in each case subject to the same price, and certain terms and conditions as those Preemptive Share Rights and Preemptive ADS Rights subscribed and paid for in the Preemptive Rights Offers and as hereinafter described;

WHEREAS, upon exercise, in the Preemptive Rights Offers, of their (i) Preemptive Share Rights and payment of the Share Subscription Price (as hereinafter defined), Preemptive Share Rights Holders will be issued (a) New Shares in the amount subscribed and paid for, and (b) in the event such Preemptive Share Rights Holder continues to be a shareholder of record of any Shares as of the Second Share Record Date, Additional Share Rights, and (ii) Preemptive ADS Rights and payment of the ADS Subscription Price (as hereinafter defined), Preemptive ADS Rights Holders will be issued (a) New ADSs in the amount subscribed and paid for, and (b) Additional ADS Rights, in each case subject to certain limitations as described herein and in the Prospectus;

WHEREAS, upon exercise, in the Subsequent Rights Offers, of their (i) Additional Share Rights and payment of the Share Subscription Price, Additional Share Rights Holders will be issued New Shares in the amount subscribed and paid for, and (ii) Additional ADS Rights and payment of the ADS Subscription Price, Additional ADS Rights Holders will be issued New ADSs in the amount subscribed and paid for, in each case subject to certain limitations as described herein and in the Prospectus; and

WHEREAS, the Company has requested that Citibank act as ADS Rights Agent in connection with the ADS Rights Offers, and Citibank is willing to accept, and does accept, such appointment, solely upon the terms and subject to the conditions set forth, or expressly referred to, herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.                                      Definitions.

As used herein, the following terms have the meanings herein specified, and, if applicable with terms defined in the singular having a corresponding meaning in the plural and vice versa:

Additional ADS Rights Certificates has the meaning ascribed thereto in Section 6(b) hereof.

Additional ADS Rights Expiration Date means 2:15 p.m. (New York City time) on August 29, 2019 or such other time and date as may be agreed in writing by the Company and the ADS Rights Agent.

Additional ADS Rights Holder has the meaning ascribed thereto in the fourth recital hereof.

Additional ADS Rights Subscription Period means August 13, 2019 through August 29, 2019, or such other period as may be determined by the Company.

Additional Share Rights Expiration Date means 11:59 p.m. (Santiago, Chile time) on September 4, 2019, or such other time and date as may be determined by the Company.

Additional Share Rights Holder has the meaning ascribed thereto in the fourth recital hereof.

Additional Share Rights Subscription Period means August 12, 2019 through September 4, 2019, or such other period as may be determined by the Company.

ADR has the meaning ascribed thereto in Section 11(b) hereof.

ADSs has the meaning ascribed thereto in the second recital hereof.

ADS Holders has the meaning ascribed thereto in the second recital hereof.

ADS Record Date means the date for determination of the ADS Holders entitled to receive Preemptive ADS Rights, which is 5:00 p.m. (New York City time) on July 2, 2019.

ADS Record Date Holder has the meaning ascribed thereto in Section 2(a)(i) hereof

ADS Rights has the meaning ascribed thereto in the second recital hereof.

ADS Rights Agent has the meaning ascribed thereto in Section 3 hereof.

ADS Rights Certificates means the Preemptive ADS Rights Certificate together with the Additional ADS Rights Certificate.

ADS Rights Expiration Date means the Preemptive ADS Rights Expiration Date together with the Additional ADS Rights Expiration Date.

ADS Rights Holder means the Preemptive ADS Rights Holders together with the Additional ADS Rights Holders.

ADS Rights Offers means the Preemptive ADS Rights Offer together with the Subsequent ADS Rights Offer.

ADS Rights Sale Deadline has the meaning ascribed thereto in Section 7(h) hereof.

ADS Rights Subscription Period means the Preemptive ADS Rights Subscription Period together with the Additional ADS Rights Subscription Period.

ADS Subscription Amount has the meaning ascribed thereto in Section 10(a) hereof.

ADS Subscription Price means the price per New ADS at which ADS Rights Holders may subscribe for New ADSs pursuant to the applicable ADS Rights Offer, calculated as the Share Subscription Price multiplied by fifty (50), plus the fees assessed in connection with the applicable ADS Rights and the issuance of the New ADSs of US$0.20 per New ADS subscribed, which shall be equal to a total of US$8.31 per New ADS subscribed.

Agreement means this ADS Rights Agency Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Base Prospectus has the meaning ascribed thereto in the first recital hereof.

Business Day means a day on which commercial banks and foreign exchange markets settle payments and are open for general business in New York.

Capital Increase means the increase in the authorized capital of the Company of 18,729,788,686 New Shares of common stock for up to US$3,000,000,000 approved by the shareholders of the Company on April 30, 2019.

Chile means the Republic of Chile.

Chilean Electronic Stock Exchange has the meaning ascribed thereto in Section 2 hereof.

Chilean Peso or Ch$ means the legal currency of Chile

Chilean Stock Exchanges has the meaning ascribed thereto in Section 2 hereof.

Citibank has the meaning ascribed thereto in the introductory statement hereof.

Commission means the United States Securities and Exchange Commission.

Company has the meaning ascribed thereto in the introductory statement hereof.

Custodian means Banco Santander-Chile, the Custodian under the Deposit Agreement.

Custodian Account means the following account, which is managed by the Custodian on behalf of the Depositary:

Bank: Wells Fargo Bank, NA

Swift/BIC Code:  PNBPUS3NNYC

ABA:  026005092

Account name: BANCO SANTANDER CHILE

Account number:  2000192290409

Ref: ENEL Americas Rights Offering / Santander Securities Services

Deposit Agreement has the meaning ascribed thereto in the second recital hereof.

Depositary has the meaning ascribed thereto in the second recital hereof.

Domestic Additional ADS Rights Holder has the meaning ascribed thereto in Section 7(c)(i) hereof.

Domestic Holder means a Domestic Preemptive ADS Rights Holder or a Domestic Additional ADS Rights Holder.

Domestic Preemptive ADS Rights Holder has the meaning ascribed thereto in Section 7(b)(i) hereof.

DTC means The Depository Trust Company.

Effective Date has the meaning ascribed thereto in the definition of “Registration Statement.”

First Share Record Date means the date for determination of the shareholders entitled to receive Preemptive Share Rights, which is June 21, 2019.

IRS has the meaning ascribed thereto in Section 13(a) hereof.

Issuance has the meaning ascribed thereto in the first recital hereof.

New ADS has the meaning ascribed thereto in the third recital hereof.

New Share has the meaning ascribed thereto in the third recital hereof.

Non-U.S. Holders has the meaning ascribed thereto in Section 13(c) hereof.

NY Account means the separate account established by ADS Rights Agent for purposes hereof and registered as “Enel Américas S.A. Rights Offer - Banco Santander Escrow, dated July 2, 2019”.

Overseas Additional ADS Rights Holder has the meaning ascribed thereto in Section 7(c)(i) hereof.

Overseas Holder means an Overseas Preemptive ADS Rights Holder or an Overseas Additional ADS Rights Holder.

Overseas Preemptive ADS Rights Holder has the meaning ascribed thereto in Section 7(b)(i) hereof.

Preemptive ADS Rights Certificates has the meaning ascribed thereto in Section 6(a)(i) hereof.

Preemptive ADS Rights Expiration Date means 2:15 p.m. (New York City time) on July 23, 2019 or such other time and date as may be agreed in writing by the Company and the ADS Rights Agent.

Preemptive ADS Rights Holder has the meaning ascribed thereto in the third recital hereof.

Preemptive ADS Rights Subscription Period means July 3, 2019 through July 23, 2019, or such other period as may be determined by the Company.

Preemptive Share Rights Expiration Date means 11:59 p.m. (Santiago, Chile time) on July 26, 2019 or such other time and date as may be determined by the Company.

Preemptive Share Rights Holder has the meaning ascribed thereto in the third recital hereof.

Preemptive Share Rights Subscription Period means June 27, 2019 through July 26, 2019, or such other period as may be determined by the Company.

Prospectus has the meaning ascribed thereto in the first recital hereof.

Prospectus Supplement has the meaning ascribed thereto in the first recital hereof.

Registration Statement means the registration statement on Form F-3 of the Company filed with the Commission on June 18, 2019 (Registration No. 333-232171), as amended at the time of such registration statement’s effectiveness for the purposes of Section 11 of the Securities Act (the “Effective Date”), including (i) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein and (ii) any information contained or incorporated by reference in a prospectus or a prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act, to the extent such information is deemed, pursuant to Rule 430B under the Securities Act, to be part of such registration statement at the Effective Date.

Santiago Stock Exchange has the meaning ascribed thereto in Section 2 hereof.

Second Share Record Date means the date for determination of the shareholders entitled to receive Additional Share Rights established by the Board of Directors of the Company to be the business day immediately preceding the launch of the Subsequent Share Rights Offer.

Securities Act means the United States Securities Act of 1933, as amended.

Share Rights has the meaning ascribed thereto in the first recital hereof.

Share Rights Expiration Dates means the Preemptive Share Rights Expiration Date together with the Additional Share Rights Expiration Date.

Share Rights Offers means the Preemptive Share Rights Offer together with the Subsequent Share Rights Offer.

Shareholders has the meaning ascribed thereto in the first recital hereof.

Share Subscription Price means the price per New Share at which Preemptive Share Rights Holders and Additional Share Rights Holders may subscribe for New Shares pursuant to the Share Rights Offers, which shall be equal to US$0.162108214203236 per New Share subscribed.

Shares has the meaning ascribed thereto in the first recital hereof.

TIN has the meaning ascribed thereto in Section 13(c) hereof.

Unsubscribed Shares has the meaning ascribed thereto in the fourth recital hereof.

U.S. dollars or US$ means the legal currency of the United States of America.

2.             ADS Rights Offers.

a.             Preemptive ADS Rights Offer.

i.              The ADS Rights Agent will distribute on behalf of the Company to ADS Holders of record as of the ADS Record Date (each, an “ADS Record Date Holder”) approximately 0.326003 Preemptive ADS Rights for every ADS held as of the ADS Record Date.  No fractional Preemptive ADS Rights will be issued.  Each one (1) full Preemptive ADS Right will entitle the Preemptive ADS Rights Holder to subscribe for one (1) New ADS at the ADS Subscription Price.  Preemptive ADS Rights will be evidenced by Preemptive ADS Rights Certificates.  The Preemptive ADS Rights Offer will be made to eligible ADS Record Date Holders by means of, inter alia, the Prospectus to be mailed or distributed to such Preemptive ADS Rights Holder, as described in Section 7 hereof.  The Preemptive ADS Rights Subscription Period will expire on the Preemptive ADS Rights Expiration Date.  After the Preemptive ADS Rights Expiration Date, in the event any Preemptive ADS Rights have not been validly exercised in accordance with the terms set forth herein and in the Prospectus, the ADS Rights Agent (or its nominee) will attempt to sell the Preemptive Share Rights underlying such unexercised Preemptive ADS Rights on the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”), and the Bolsa Electrónica de Chile, Bolsa de Valores (the “Chilean Electronic Stock Exchange” and together with the Santiago Stock Exchange, the “Chilean Stock Exchanges”), and will, to the extent a premium can be recognized over the cost of any such sale, convert the proceeds from Chilean pesos to U.S. dollars and distribute the net sales proceeds after deduction of applicable fees of up to US$0.20 per unexercised Preemptive ADS Right as set forth on Exhibit A attached hereto and applicable taxes, to the non-exercising Preemptive ADS Rights Holders on a pro-rata basis.  If the Preemptive Share Rights underlying such unexercised Preemptive ADS Rights cannot be sold, they will expire without value and the corresponding Preemptive ADS Rights will have no further value.

ii.             Upon its receipt of confirmation from the Custodian of the deposit by the Company of the requisite number of New Shares with the Custodian, the ADS Rights Agent will allocate to each Preemptive ADS Rights Holder who has validly exercised his/her Preemptive ADS Rights the number of New ADSs representing New Shares indicated in his/her Preemptive ADS Rights Certificate, or in the case of Preemptive ADS Rights validly exercised through DTC, will cause DTC to credit such New ADSs representing New Shares to the applicable DTC participants.  Preemptive ADS Rights Holders must deliver to the ADS Rights Agent the ADS Subscription Price for all New ADSs subscribed and paid for pursuant to the exercise of the Preemptive ADS Rights.

iii.            Fractional entitlements to Preemptive ADS Rights shall be aggregated and sold by the ADS Rights Agent.  Following the end of the Preemptive ADS Rights Subscription Period, the net proceeds from such sale, calculated on the basis of the weighted average of all sales of Preemptive ADS Rights by the ADS Rights Agent during the Preemptive ADS Rights trading period, including sales of Preemptive ADS Rights sold by the ADS Rights Agent pursuant to Section 7(h) hereof, net of applicable fees of up to US$0.20 per ADS Right sold as set forth on Exhibit A attached hereto and applicable taxes, in connection with such sales shall be remitted to Preemptive ADS Rights Holders entitled thereto in proportion to such Preemptive ADS Rights Holders’ fractional entitlements.

b.             Subsequent ADS Rights Offer.

i.              The ADS Rights Agent will distribute on behalf of the Company to Additional ADS Rights Holders an amount of Additional ADS Rights for every New ADS subscribed in the Preemptive ADS Rights Offer in proportion to the number of New ADSs subscribed and paid for by them in the Preemptive ADS Rights Offer.  The number of Additional ADS Rights to be issued for each New ADS subscribed and paid for in the Preemptive ADS Rights Offer will be determined based on the ratio of the number of Unsubscribed Shares remaining at expiration of the Preemptive Rights Offers, divided by the total number of New Shares (including New Shares underlying New ADSs) subscribed by Preemptive Share Rights Holders and Preemptive ADS Rights Holders who subscribed and paid for New Shares and New ADSs, collectively, in the Preemptive Rights Offers.  No fractional Additional ADS Rights will be issued.  Each one (1) full Additional ADS Right will entitle the Additional ADS Rights Holder to subscribe, at the ADS Subscription Price, for one (1) New ADS.  The number of Unsubscribed Shares to be offered in the Subsequent Rights Offers is subject to reduction to the extent that the aggregate subscriptions of New Shares and New ADSs in the Preemptive Rights Offers, taken together with the number of Unsubscribed Shares to be offered in the Subsequent Rights Offers, would substantially exceed the U.S.$3.0 billion limit on the Capital Increase authorized by the Company’s shareholders. Additional ADS Rights will be evidenced by Additional ADS Rights Certificates.  The Subsequent ADS Rights Offer will be made to eligible Additional ADS Rights Holders by means of, inter alia, the Prospectus mailed or distributed to such Additional ADS Rights Holder as described in Section 7 hereof.  The Additional ADS Rights Subscription Period will expire on the Additional ADS Rights Expiration Date.  After the Additional ADS Rights Expiration Date, in the event any Additional ADS Rights have not been validly exercised in accordance with the terms set forth herein and in the Additional ADS Rights Certificates representing such Additional ADS Rights, the ADS Rights Agent (or its nominee) will attempt to sell the Additional Share Rights underlying such unexercised Additional ADS Rights on the Chilean Stock Exchanges, and will, to the extent a premium can be recognized over the cost of any such sale, convert the proceeds from Chilean pesos to U.S. dollars and distribute the net sales proceeds after deduction of all applicable fees, withholding taxes, expenses and sales commissions to the non-exercising Additional ADS Rights Holders on a pro-rata basis.  If the Additional Share Rights underlying such unexercised Additional ADS Rights cannot be sold, they will expire without value and the corresponding Additional ADS Rights will have no further value.

ii.             Upon its receipt of confirmation from the Custodian of the deposit by the Company of the requisite number of New Shares with the Custodian, the ADS Rights Agent will allocate to each Additional ADS Rights Holder who has validly exercised his/her Additional ADS Rights the number of New ADSs representing New Shares indicated in his/her Additional ADS Rights Certificate, or in the case of Additional ADS Rights validly exercised through DTC, will cause DTC to credit such New ADSs representing New Shares to the applicable DTC participants.  Additional ADS Rights Holders must deliver to the ADS Rights Agent the ADS Subscription Price for all New ADSs subscribed and paid for pursuant to the exercise of the Additional ADS Rights.

iii.            Fractional entitlements to Additional ADS Rights shall be aggregated and sold by the ADS Rights Agent.  Following the end of the Additional ADS Rights Subscription Period, the net proceeds from such sale, calculated on the basis of the weighted average of all sales of Additional ADS Rights by the ADS Rights Agent during the Additional ADS Rights trading period, including sales of Additional ADS Rights sold by the ADS Rights Agent pursuant to Section 7(h) hereof, net of applicable fees of up to US$0.20 per ADS Right sold as set forth on Exhibit A attached hereto and applicable taxes, in connection with such sales shall be remitted to Additional ADS Rights Holders entitled thereto in proportion to such Additional ADS Rights Holders’ fractional entitlements.

c.             The Company hereby represents and warrants to the ADS Rights Agent that (i) the Registration Statement has been filed and has become effective and (ii) as of the Effective Date, the Registration Statement did not, and, as of its date, the Prospectus will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary in order to make the statements therein, as to the Prospectus in light of the circumstances under which such statements were made, not misleading.

3.             Appointment of the ADS Rights Agent.

The Company hereby appoints Citibank as its ADS Rights Agent hereunder (the “ADS Rights Agent”) in connection with the ADS Rights Offers, and Citibank hereby accepts such appointment, solely upon the terms and subject to the conditions contained, or expressly referred to, herein, including, without limitation, the appointment fee, if any, contemplated on Exhibit A attached hereto.  The ADS Rights Agent may perform its obligations hereunder through any agent appointed by it, provided that the ADS Rights Agent shall remain primarily liable hereunder.

4.             The Depository Trust Company.

The ADS Rights Agent shall make the ADS Rights available to DTC and its participants via DTC’s applicable function upon the terms described in the Prospectus, including, without limitation, the ability to exercise ADS Rights and to instruct the sale of ADS Rights.

5.             Allocation of ADS Rights.

a.             Preemptive ADS Rights Offer.  On July 3, 2019, the ADS Rights Agent will allocate to each ADS Record Date Holder approximately 0.326003 Preemptive ADS Rights for every ADS owned as of the ADS Record Date.  Each one (1) full Preemptive ADS Right will entitle the Preemptive ADS Rights Holder thereof to subscribe for one (1) New ADS.

b.             Subsequent ADS Rights Offer.  In connection with the delivery of New ADSs subscribed and paid for in the Preemptive ADS Rights Offer, the ADS Rights Agent will allocate to each Preemptive ADS Rights Holder who validly exercised their rights to subscribe for New ADSs in the Preemptive ADS Rights Offer an amount of Additional ADS Rights for every New ADS subscribed in the Preemptive ADS Rights Offer in proportion to the number of New ADSs subscribed and paid for by them in the Preemptive ADS Rights Offer. The number of Unsubscribed Shares to be offered in the Subsequent Rights Offers is subject to reduction to the extent that the aggregate subscriptions of New Shares and New ADSs in the Preemptive Rights Offers, taken together with the number of Unsubscribed Shares to be offered in the Subsequent Rights Offers, would substantially exceed the U.S.$3.0 billion limit on the Capital Increase authorized by the Company’s shareholders. The number of Additional ADS Rights to be issued for each New ADS subscribed and paid for in the Preemptive ADS Rights Offer will be determined based on the ratio of the number of Unsubscribed Shares remaining at expiration of the Preemptive Rights Offers, divided by the total number of New Shares (including New Shares underlying New ADSs) subscribed by Preemptive Share Rights Holders and Preemptive ADS Rights Holders who subscribed and paid for New Shares and New ADSs, collectively, in the Preemptive Rights Offers Promptly after the completion of the Preemptive Rights Offers, the Company will publicly announce and will notify the ADS Rights Agent of the number of Unsubscribed Shares and the number of New Shares each Additional Share Right will entitle the Additional Share Rights Holders to subscribe for and the number of New ADSs each Additional ADS Right will entitle the Additional ADS Rights Holders to subscribe for in the Subsequent Rights Offers.

6.             Preparation of ADS Rights Certificates.

a.             Preemptive ADS Rights Offer.

i.              The ADS Rights Agent will prepare, or cause to be prepared, for issuance to ADS Record Date Holders, ADS Rights Certificates substantially in the form attached hereto as Exhibit B (the “Preemptive ADS Rights Certificate”) evidencing, inter alia, the number of Preemptive ADS Rights issued to such ADS Record Date Holder.  The Company authorizes the ADS Rights Agent to prepare the requisite Preemptive ADS Rights Certificates as soon as practicable after the date hereof and to cause to be destroyed any such Preemptive ADS Rights Certificates that are not issued as a result of the initial issuance of Preemptive ADS Rights and any transfer or assignment of all or a portion of the Preemptive ADS Rights in respect of which any such Preemptive ADS Rights Certificates were prepared.

ii.             The ADS Rights Agent will cause to appear on each Preemptive ADS Rights Certificate, (i) the name of the Preemptive ADS Rights Holder to whom each such Preemptive ADS Rights Certificate is issued, (ii) the number of Preemptive ADS Rights to which such Preemptive ADS Rights Holder is entitled, and (iii) the certificate number of such Preemptive ADS Rights Certificate.

iii.            The Company authorizes the ADS Rights Agent, in connection with the initial issuance of Preemptive ADS Rights Certificates or the subsequent issuance of any Preemptive ADS Rights Certificate as a result of any transfer or assignment of all or a portion thereof, to sign Preemptive ADS Rights Certificates by either the conformed manual or the facsimile signature of a duly authorized officer of the ADS Rights Agent.  Until the ADS Rights Agent has signed a Preemptive ADS Rights Certificate, such Preemptive ADS Rights Certificate will not be valid or obligatory for any purpose.

b.             Subsequent ADS Rights Offer.

i.              The ADS Rights Agent will prepare, or cause to be prepared, for issuance to Preemptive ADS Rights Holders who exercise Preemptive ADS Rights in the Preemptive ADS Rights Offer and pays the ADS Subscription Price, ADS Rights Certificates substantially in the form attached hereto as Exhibit B, with such changes, modifications, additions and deletions as the parties shall mutually agree (the “Additional ADS Rights Certificate”), evidencing, inter alia, the number of Additional ADS Rights issued to such Additional ADS Rights Holder.  The Company authorizes the ADS Rights Agent to prepare the requisite Additional ADS Rights Certificates as soon as practicable after the date hereof and to cause to be destroyed any such Additional ADS Rights Certificates that are not issued as a result of the initial issuance of Additional ADS Rights and any transfer or assignment of all or a portion of the Additional ADS Rights in respect of which any such Additional ADS Rights Certificates were prepared.

ii.             The ADS Rights Agent will cause to appear on each Additional ADS Rights Certificate, (i) the name of the Additional ADS Rights Holder to whom each such Additional ADS Rights Certificate is issued, (ii) the number of Additional ADS Rights to which such Additional ADS Rights Holder is entitled, and (iii) the certificate number of such Additional ADS Rights Certificate.

iii.            The Company authorizes the ADS Rights Agent, in connection with the initial issuance of Additional ADS Rights Certificates or the subsequent issuance of any Additional ADS Rights Certificate, as a result of any transfer or assignment of all or a portion thereof, to sign Additional ADS Rights Certificates by either the conformed manual or the facsimile signature of a duly authorized officer of the ADS Rights Agent.  Until the ADS Rights Agent has signed an Additional ADS Rights Certificate, such Additional ADS Rights Certificate will not be valid or obligatory for any purpose.

7.             Issuance, Transfer, Sale and Exercise of ADS Rights.

a.             On the date hereof (i) Winston & Strawn LLP, U.S. counsel for the Company, will deliver to the ADS Rights Agent one (1) original copy of its legal opinion addressed to the ADS Rights Agent (substantially in form of Exhibit C attached hereto); and (ii) Carey y Cía. Ltda., Chilean counsel to the Company, will deliver to the ADS Rights Agent one (1) original copy of its legal opinion addressed to the ADS Rights Agent (substantially in form of Exhibit D attached hereto).

b.             Preemptive ADS Rights Offer.

i.              The Company hereby instructs the ADS Rights Agent to distribute or to cause to be distributed on July 3, 2019:  (A) by first class mail, to each ADS Record Date Holder having an address of record within the United States on the ADS Record Date (each a “Domestic Preemptive ADS Rights Holder”): (x) a Preemptive ADS Rights Certificate representing the Preemptive ADS Rights to which such ADS Record Date Holder is entitled pursuant to the Preemptive ADS Rights Offer, as well as an instructions booklet substantially in the form set forth in Exhibit E attached hereto relating to, inter alia, the exercise and transfer of the Preemptive ADS Rights Certificate; and (y) a copy of the Prospectus, and (B) by air mail (without registration or insurance) to each ADS Record Date Holder having an address of record outside the United States on the ADS Record Date (each an “Overseas Preemptive ADS Rights Holder”), the documents described in clause (A) above, unless otherwise directed in writing to the ADS Rights Agent by the Company.

ii.             The Company hereby instructs the ADS Rights Agent to distribute or to cause to be distributed (in each case on July 3, 2019) to DTC participants who beneficially own ADSs as of the ADS Record Date sufficient copies (in the amounts requested by such DTC participants) of the following: (A) the Prospectus; (B) such broker letter substantially in the form set forth in Exhibit F attached hereto; and (C) such client letter substantially in the form set forth in Exhibit G attached hereto.  On July 3, 2019, the ADS Rights Agent will distribute to DTC, for credit to DTC participants as of the ADS Record Date, the requisite number of Preemptive ADS Rights described in Section 2(a) (approximately 0.326003 Preemptive ADS Rights for every ADS held as of the ADS Record Date).

c.             Subsequent ADS Rights Offer.

i.              In connection with the delivery of New ADSs subscribed and paid for in the Preemptive ADS Rights Offer, the Company hereby instructs the ADS Rights Agent to distribute or to cause to be distributed:  (A) by first class mail, to each Additional ADS Rights Holder having an address of record within the United States (each a “Domestic Additional ADS Rights Holder”): (x) an Additional ADS Rights Certificate representing the Additional ADS Rights to which such Additional ADS Rights Holder is entitled pursuant to the Subsequent ADS Rights Offer, as well as an instructions booklet substantially in the form set forth in Exhibit E attached hereto, with such changes, modifications, additions and deletions as the parties shall mutually agree, relating to, inter alia, the exercise and transfer of the Additional ADS Rights Certificate; and (y) a copy of the Prospectus, and (B) by air mail (without registration or insurance) to each Additional ADS Rights Holder having an address of record outside the United States (each an “Overseas Additional ADS Rights Holder”) the documents described in clause (A) above, unless otherwise directed in writing to the ADS Rights Agent by the Company.

ii.             In connection with the delivery of New ADSs subscribed and paid for in the Preemptive ADS Rights Offer, the Company hereby instructs the ADS Rights Agent to distribute or to cause to be distributed to DTC participants who exercised Preemptive ADS Rights in the Preemptive ADS Rights Offer sufficient copies (in the amounts requested by such DTC participants) of the following: (A) the Prospectus; (B) such broker letter substantially in the form set forth in Exhibit F attached hereto, with such changes, modifications, additions and deletions as the parties shall mutually agree; and (C) such client letter substantially in the form set forth in Exhibit G attached hereto, with such changes, modifications, additions and deletions as the parties shall mutually agree.  In connection with the delivery of New ADSs subscribed and paid for in the Preemptive ADS Rights Offer, the ADS Rights Agent will distribute to DTC, for credit to DTC participants who exercised Preemptive ADS Rights in the Preemptive ADS Rights Offer, the requisite number of Additional ADS Rights described in Section 2(b).

d.             In the event that any ADS Rights Certificate is returned to the ADS Rights Agent for any reason and proper delivery thereof cannot be effected on or prior to the applicable ADS Rights Expiration Date, the ADS Rights represented by such ADS Rights Certificate will be void and will have no further value.  The ADS Rights Agent will furnish to the Company such information as the Company may request with respect to any ADS Rights Certificate that cannot be delivered.  The ADS Rights Agent shall cause the ADS Rights represented by ADS Rights Certificates not mailed or distributed to (i) ADS Record Date Holders in accordance with Section 7(b) hereof or (ii) eligible Preemptive ADS Rights Holders in accordance with Section 7(c) hereof, as applicable, to be sold and the aggregate net proceeds of the sale of all such ADS Rights (after subtraction of applicable fees set forth in Exhibit A attached hereto and applicable taxes) to be distributed to such ADS Record Date Holders or eligible Preemptive ADS Rights Holders, as applicable, in amounts equal to their pro rata share by means of a check mailed to the last known address of each such ADS Record Date Holder or eligible Preemptive ADS Rights Holder.

e.             The ADS Rights Agent will effect transfers and assignments of ADS Rights Certificates as directed by the ADS Rights Holders thereof, and will send to each transferee or assignee of ADS Rights Certificates (or portions thereof), by first class mail to a Domestic Holder, and by airmail to an Overseas Holder, without registration or insurance, upon cancellation of such ADS Rights Certificates, a newly issued ADS

Rights Certificate together with the other documents described in clause (b)(i)(A) or (c)(i)(A), as applicable, above.

f.             The Company authorizes the ADS Rights Agent to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with the transfer or assignment of ADS Rights (or portions thereof) represented by ADS Rights Certificates; provided, however, that the signature to the relevant instrument of transfer or assignment is guaranteed by an eligible guarantor institution which is a member of a Medallion Signature Guarantee Program.

g.             In the event that, prior to the applicable ADS Rights Expiration Date any person notifies the ADS Rights Agent that the ADS Rights Certificate to which such person is entitled has not been delivered, or has been lost, stolen or destroyed, the ADS Rights Agent will arrange for the issuance of a new ADS Rights Certificate and the delivery of the other documents described in clause (b)(i)(A) or (c)(i)(A), as applicable, above to any person from whom it has received, prior to the applicable ADS Rights Expiration Date, a duly executed letter or other communication satisfactory to the ADS Rights Agent indicating the name and address of the ADS Rights Holder of the lost ADS Rights Certificate, the certificate number of such ADS Rights Certificate, and the number of ADS Rights represented thereby, or has otherwise satisfied the ADS Rights Agent as to such failure of delivery, or lost, stolen or destroyed ADS Rights Certificate in accordance with procedures which are standard to the industry; provided, however, that such issuance may be conditioned by the ADS Rights Agent, in its discretion, on receipt of an indemnity from such person satisfactory to the Company and the ADS Rights Agent and confirmation that such lost, stolen or destroyed ADS Rights Certificate has not been exercised or transferred.  Upon issuance of such new ADS Rights Certificate, the ADS Rights Agent shall cancel all such ADS Rights Certificates which are claimed not delivered or were lost, stolen or destroyed and shall record such cancellation in the register of ADS Rights to be maintained by the ADS Rights Agent.

h.             A Preemptive ADS Rights Holder or Additional ADS Rights Holder may place an order with the ADS Rights Agent to sell all or a portion of such ADS Rights Holder’s ADS Rights and, in such event, shall deliver its ADS Rights Certificate(s) to the ADS Rights Agent.  The ADS Rights Agent must receive such ADS Rights Holder’s (i) Preemptive ADS Rights Certificate prior to 5:00 p.m. (New York City time) on July 16, 2019 or (ii) Additional ADS Rights Certificate prior to 5:00 p.m. (New York City time), on August 22, 2019 (each an “ADS Rights Sale Deadline”).  In connection with any sale of ADS Rights, the ADS Rights Agent may charge a fee of up to US$0.20 per ADS Right sold.  At least once weekly during the periods when the ADS Rights are listed and traded on The New York Stock Exchange, the ADS Rights Agent will aggregate the ADS Rights delivered to it with instructions to sell and will arrange for their sale on the New York Stock Exchange through a broker appointed by the ADS Rights Agent for such purpose.  The ADS Rights Agent will not be liable to any ADS Rights Holder for its failure to obtain the best market price for any ADS Rights it sells at the request of an ADS Rights Holder.  Following the end of the applicable ADS Rights Subscription Period, each seller of ADS Rights through the ADS Rights Agent will receive the net sale price for the ADS Rights sold, calculated on the basis of the weighted average of all sales of ADS Rights by the ADS Rights Agent during the applicable ADS Rights trading period, including sales by the ADS Rights Agent of aggregated fractional interests in Preemptive ADS Rights pursuant to Section 2(a)(iii) hereto or Additional ADS Rights pursuant to Section 2(b)(iii) hereto, as the case may be, net of applicable fees of up to US$0.20 per ADS Right sold as set forth on Exhibit A attached hereto and applicable taxes, in connection with such sales.

i.              If the ADS Rights Agent does not receive instructions from the holders of ADS Rights to exercise ADS Rights prior to the applicable ADS Rights Expiration Date, the Company hereby instructs the ADR Rights Agent, and the ADS Rights Agent hereby agrees, to attempt to sell the Share Rights underlying such ADS Rights on the Chilean Stock Exchanges, and to the extent a premium can be recognized over the cost of any such sale, to convert the proceeds from Chilean pesos to U.S. dollars and distribute the net sales proceeds, after deduction of applicable fees of up to US$0.20 per unexercised ADS Right as set forth on Exhibit A attached hereto and applicable taxes, to the non-exercising ADS Rights Holders on a pro-rata basis.  If the Share Rights underlying such ADS Rights cannot be sold, they will expire without value and the corresponding ADS Rights will have no further value.

j.              The Company agrees that the ADS Rights Agent shall be authorized to charge exercising ADS Rights Holders US$0.20 per New ADS subscribed in connection with the ADS Rights and the issuance of the New ADSs as set forth on Exhibit A attached hereto.  In addition, the Company agrees that the ADS Rights Agent shall be authorized to charge ADS Rights Holders certain fees as set forth on Exhibit A attached hereto.

8.             Acceptance of Subscriptions.

a.             The Company hereby authorizes and directs the ADS Rights Agent to accept subscriptions for New ADSs on behalf of the Company upon the proper completion and execution of the applicable ADS Rights Certificate, surrender of the applicable ADS Rights Certificate and delivery of the applicable ADS Subscription Price for each New ADS, in accordance with the terms thereof and hereof.  The Company further authorizes the ADS Rights Agent to refuse to accept, in its reasonable discretion, any improperly completed or unexecuted ADS Rights Certificates.

b.             The Company authorizes the ADS Rights Agent to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:

i.              the surrendered ADS Rights Certificates are registered in the name of one or more individuals or an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such registered holder or holders, provided that the New ADSs subscribed and paid for are to be issued in the name of such registered holder or holders;

ii.             the surrendered ADS Rights Certificates are registered in the name of a corporation and has been executed by an officer of such corporation, provided that the New ADSs subscribed and paid for are to be issued in the name of such corporation;

iii.            the surrendered ADS Rights Certificates have been executed by a bank, trust company or broker as agent for the registered holder thereof, provided that the New ADSs subscribed and paid for are to be issued in the name of such registered holder; and

iv.            the surrendered ADS Rights Certificates are registered in the name of a decedent and has been executed by a person who purports to act as the executor or administrator of such decedent’s estate, provided that (A) the New ADSs are to be issued in the name of such person as executor or administrator of such decedent’s estate, (B) the check tendered in payment of such subscription is drawn for the proper amount and to the order of the ADS Rights Agent, and is otherwise in order, and (C) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be.

c.             In all cases other than those described in clauses (b)(i) through (b)(iv) above, the ADS Rights Agent will obtain all necessary proof of authority to sign in connection with the subscriptions for New ADSs, provided, however, that in the event that such proof of authority has not been received on or prior to the applicable ADS Rights Expiration Date, the ADS Rights Agent shall obtain advice from the Company as to whether any such subscriptions may be accepted.

d.             The Company authorizes the ADS Rights Agent to accept customary letters of indemnification from commercial banks, trust companies or eligible guarantor institutions that are members of a Medallion Signature Guarantee Program with respect to nonconforming aspects of documents delivered in connection with the exercise of both Preemptive ADS Rights and Additional ADS Rights, in each case for New ADSs.

e.             On each Business Day during the applicable ADS Subscription Period, the ADS Rights Agent shall deposit in the NY Account the aggregate amount of the ADS Subscription Price received by the ADS Rights Agent on such day in respect of payments made upon the exercise of the ADS Rights for New ADSs.

f.             The ADS Rights Agent shall keep the NY Account separate from any other accounts held by the ADS Rights Agent. The ADS Rights Agent agrees not to commingle any of the ADS Subscription Price received by the ADS Rights Agent with any other accounts held by the ADS Rights Agent.  The ADS Rights Agent does not have any interest in the NY Account or any ADS Subscription Price received pursuant to this Agreement, except for any fees the ADS Rights Agent may deduct from the ADS Subscription Price as provided for in this Agreement.

9.             Reports by the ADS Rights Agent.

a.             During each ADS Subscription Period, the ADS Rights Agent will advise the Company and the other persons set forth on Exhibit H attached hereto daily by telephone or e-mail to certain e-mail accounts notified in writing to the ADS Rights Agent as to:  (i) the total number of New ADSs subscribed and paid for pursuant to the exercise of ADS Rights during the applicable ADS Subscription Period, and (ii) the aggregate amount of the ADS Subscription Price received by the ADS Rights Agent in respect of such subscriptions in U.S. dollars.

b.             Not later than 5:00 p.m. (New York City time) on the Business Day following the applicable ADS Rights Expiration Date, the ADS Rights Agent will advise the Company, in accordance with written instructions to be sent by the Company and received by the ADS Rights Agent, as to:  (i) the total number of New ADSs subscribed and paid for pursuant to the exercise of ADS Rights during the preceding ADS Subscription Period; and (ii) the aggregate amount of the ADS Subscription Price received by the ADS Rights Agent in respect of such subscriptions in U.S. dollars.  The figure so reported will be final and the ADS Rights Agent will not be authorized to accept subscriptions for any additional New ADSs.  In accordance with Section 19 hereof, the ADS Rights Agent will submit to the Custodian under the Deposit Agreement on behalf of the Depositary and for transmission to the Company a facsimile transmission containing the information specified above.

10.          Payment of the ADS Subscription Price upon the ADS Rights Expiration Dates.

a.             The ADS Rights Agent shall, at or prior to 5:00 p.m. (New York City time) on the second Business Day immediately following the applicable ADS Rights Expiration Date, submit to the Custodian all documentation received and necessary to effect the exercise of the Share Rights represented by the ADS Rights exercised in connection with the subscription of New ADSs by ADS Rights Holders, as previously reported to the Company pursuant to Section 9(a) hereof, and transfer, by electronic transfer of funds to the Custodian Account, an amount in U.S. dollars equal to the aggregate ADS Subscription Price received from exercising ADS Rights Holders in respect of all ADSs Rights validly exercised during the applicable ADS Rights Subscription Period, after deducting the ADS Rights Agent’s fee of US$0.20 per New ADS subscribed as set forth on Exhibit A attached hereto (the “ADS Subscription Amount”).

b.             The ADS Rights Agent shall instruct the Custodian to submit the requisite subscription agreement and pay the ADS Subscription Amount and subscribe for the number of New Shares underlying the New ADSs subscribed and paid for in the applicable ADS Rights Offer at the Share Subscription Price in accordance with the subscription procedures of the applicable Share Rights Offer.

11.          Deposit of New Shares and Issuance of New ADSs.

a.             The Company shall, as soon as practicable after the issuance of the New Shares represented by the New ADSs subscribed and paid for pursuant to the ADS Rights Offers, cause to be deposited such New Shares in an account maintained by the Custodian in the name of the Depositary or its designated nominee.

b.             The Depositary shall as soon as practicable after the Company shall cause New Shares to be so deposited pursuant to paragraph (a) of this Section 11, issue, in accordance with the terms of the Deposit Agreement, New ADSs subscribed and paid for pursuant to the ADS Rights Offers and, subject to Section 11(c) hereof: (i) in the case of ADS Rights exercised through DTC, make delivery thereof to the applicable DTC participants, and (ii) in the case of ADS Rights exercised by ADS Rights Holders, mail to each subscribing ADS Rights Holder, in the manner specified by such subscribing ADS Rights Holder, an account statement (or if requested, an American Depositary Receipt (an “ADR”)) representing the number of New ADSs for which such subscribing ADS Rights Holder has subscribed.  Each ADR will be registered in the name specified by the subscribing ADS Rights Holder on its respective ADS Rights Certificate.

c.             Any ADR requested to be mailed by the subscribing ADS Rights Holder therefor will be mailed by the ADS Rights Agent by first class mail, in each case under its blanket surety bond and within the limits thereof, protecting the ADS Rights Agent and the Company from any loss or liability arising out of nonreceipt or nondelivery of any such ADR or the replacement thereof.

12.          Destruction of ADS Rights Certificates.

Promptly after each Expiration Date, the ADS Rights Agent shall cause any unissued ADS Rights Certificates in its possession to be destroyed and all ADS Rights Certificates that were registered or assigned and all ADS Rights Certificates that were exercised will be cancelled and destroyed.  The ADS Rights Agent will provide to the Company a record of such ADS Rights Certificates that have been cancelled and destroyed upon the Company’s request.

13.          Taxes.

a.             The ADS Rights Agent shall not be required to mail to the recipients of ADS Rights any tax reports or to file any reports with the U.S. Internal Revenue Service (“IRS”) in respect of the ADS Rights distributed or exercised or the New ADSs delivered upon subscription therefor under the ADS Rights Offer.

b.             The Company will be fully responsible for preparing and timely filing all U.S. returns and information statements, relating to Preemptive ADS Rights Offer and the Subsequent ADS Rights Offer, required to be filed pursuant to U.S. Treasury regulations promulgated under Internal Revenue Code section 6045B.

c.             On or before January 31st of the year following the year of the sale of any Preemptive ADS Rights (or fractional entitlements to Preemptive ADS Rights) or any Additional ADS Rights (or fractional entitlements to Additional ADS Rights) by the ADS Rights Agent, the ADS Rights Agent shall prepare and mail to each ADS Rights Holder who has received from the ADS Rights Agent cash proceeds in accordance with the terms hereof, other than ADS Rights Holders who demonstrate their status as nonresident aliens (“Non-U.S. Holders”) or other exempt recipients, in accordance with U.S. Treasury regulations, a Form 1099-B reporting the amount of cash proceeds.  The ADS Rights Agent shall also prepare and timely file copies of such Forms 1099-B, electronically with the IRS, make all filings with the IRS, provide to surrendering holders all necessary reports, and take any further actions to the extent related to the ADS Rights Offers and required by U.S. Treasury regulations promulgated under Internal Revenue Code sections 6042, 6043 and/or 6045 to be taken by the Company or the ADS Rights Agent.  The ADS Rights Agent shall not be required to mail to the recipients of New ADSs any tax reports or to file any reports with the IRS in respect of the ADS Rights exercised in the ADS Rights Offers except as specified above or as required by U.S. Treasury Regulations applicable to the ADS Rights Agent.  If the ADS Rights Agent has not received notice from the ADS Rights Holder of its Taxpayer Identification Number (“TIN”), or if such TIN has not been certified as correct or such holder otherwise fails to comply with applicable procedures necessary to show that such ADS Rights Holder is not subject to the back-up withholding tax provisions under the U.S. Treasury regulations, the ADS Rights Agent shall deduct and withhold the applicable percentage of any cash payment, made to such ADS Rights Holder and remit such funds to the IRS in accordance with the ADS Rights Agent’s standard procedures.  Should any issue arise regarding U.S. federal income tax reporting or withholding, the ADS Rights Agent shall take such action as the Company instructs to the ADS Rights Agent in writing in light of the ADS Rights Agent’s obligations hereunder, subject to the advice of its counsel.  The ADS Rights Agent will notify the

Company of any tax liability, including U.S. federal tax liability arising in connection with the ADS Rights Offers and will promptly deliver to the Company a copy of any notice or communication received from any tax authority, including the IRS, related to the ADS Rights Offers or this Agreement.

14.          Instructions and Indemnification.

a.             The ADS Rights Agent will be entitled to rely upon any instructions or directions furnished to it in writing by any director or officer to the Company or any attorney-in-fact for the Company appointed for this purpose pursuant to a power of attorney signed by any director or officer of the Company, and to apply to such individuals for advice or instructions in connection with its duties, and will be entitled to treat as genuine, and as the document it purports to be, any letter or other document, furnished to it by such individuals.  The ADS Rights Agent shall incur no liability or responsibility to the Company for any action taken in reliance on, and in accordance with, any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or represented by the proper party or parties.

b.             The Company will indemnify the ADS Rights Agent against, and defend and hold it harmless from, any and all liability and related expenses (including reasonable fees and expenses of its counsel) incurred by the ADS Rights Agent, which may arise out of acts performed or omitted in connection with this Agreement, as the same may be amended, modified, or supplemented from time to time:  (i) by the ADS Rights Agent, except to the extent such liability or expense arises out if its own negligence or willful misconduct, or (ii) by the Company or any of its agents.

c.             The ADS Rights Agent will indemnify the Company against, and defend and hold it harmless from, any and all liability and related expenses (including reasonable fees and expenses of its counsel) incurred by the Company, arising out of negligence or willful misconduct of the ADS Rights Agent, the Custodian or any of their respective employees, officers, directors or agents.

d.             If any action or claim shall be brought or threatened to be brought against any party in respect of which indemnity may be sought pursuant to this Section 14, such indemnified party shall, as soon as practicable (or, in the case of any action or claim which is threatened to be brought, as soon as practicable after such party actually becomes aware of the same) notify the party against whom indemnity may be sought in writing of such action or claim, and in such circumstances, and also in the event of any action or claim being brought or threatened to be brought against any of the parties thereto, the other party thereto shall provide to the party against whom such action or claim is brought or threatened to be brought, such information and assistance as such party shall reasonably request, subject always to the provisions of indemnity contained in this Section 14.  Each party shall to the extent reasonable and practicable in all circumstances consult with the other party as and when reasonably requested by such party in respect of any action or claim referred to in this Section 14.

e.             The obligation set forth in this Section 14 shall survive notwithstanding the termination of this Agreement and the succession or substitution of any indemnified person.

15.          Payment for Services.

The Company will compensate the ADS Rights Agent for its services hereunder in accordance with the schedule of fees attached hereto as Exhibit A.

16.          Amendment.

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the parties hereto.

17.          Governing Law; Jurisdiction; Waiver.

This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York.  The parties agree that the federal and state courts located in the City of New York, State of New York, shall have jurisdiction to hear and determine any suits, actions or proceedings and to settle any disputes between the parties relating to this Agreement and for such purpose each of the parties irrevocably submits to the non-exclusive jurisdiction of such courts.  The Company hereby irrevocably designates, appoints and empowers Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its authorized agent to receive and accept for and on its behalf and on behalf of its properties, assets and revenues, service by mail of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought against the Company in any court as described in the preceding sentence.  If for any reason the Company’s authorized agent shall cease to be available to act as such, the Company agrees to designate a new authorized agent in the United States for receiving and accepting service of all legal process on the terms and for the purposes of this Section 17 reasonably satisfactory to the ADS Rights Agent.  The Company further hereby irrevocably consents and agrees to any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding against it under the terms hereof, by service by mail of a copy thereof upon its authorized agent (whether or not the appointment of its authorized agent shall for any reason prove to be ineffective or its authorized agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided herein.  The Company agrees that the failure of its authorized agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.  The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may not now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided herein, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The provisions of this Section 17 shall survive notwithstanding the termination of this Agreement.

18.          Counterparts.

This Agreement may be executed by the parties hereto on separate counterparts, which counterparts taken together will be deemed to constitute one and the same instrument.

19.          Notices.

All notices and other communications hereunder shall be in writing, in English and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of successful transmission, (b) on the third Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

Any written notice provided for herein shall be deemed given when received and shall be addressed as follows: (i) if to the Company, to Enel Américas S.A., located at Santa Rosa 76, Santiago, Chile, Attention: Aurelio Bustilho de Oliveira, by means of an email transmission to Aurelio Bustilho de Oliveira at aurelio.oliveira@enel.com which email transmission shall be followed by a telephone call to Aurelio Bustilho de Oliveira at (+562) 2630-4510; and (ii) if to the ADS Rights Agent, to Citibank, N.A., located at 388 Greenwich Street, New York, New York 10013, Attention: ADR Department, by means of (A) a facsimile transmission to telecopier no.:  (+1-212) 816-6866, which facsimile transmission shall be followed by a telephone call to Mark Gherzo at (+1-212) 816-6657 and Maria E. Perez at (+1-212) 816-6852, or (B) email transmissions to Mark Gherzo at mark.gherzo@citi.com and Maria E. Perez at maria.e.perez@citi.com, which email transmissions shall be followed by a telephone call to Mark Gherzo at (+1-212) 816-6657 and Maria E. Perez at (+1-212) 816-6852.  Any party may, by notice given in writing to each other party at its above address, designate another address for receipt of notices thereunder.

20.          Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, to the extent contemplated herein, all ADS Rights Holders and all beneficial owners of ADS Rights.

21.          Severability.

In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected, prejudiced or disturbed thereby.

22.          Force Majeure.

The ADS Rights Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year above written.

ENEL AMÉRICAS S.A.

By:	/s/ Aurelio Bustilho de Oliveira
Name: Aurelio Bustilho de Oliveira
Title: Chief Financial Officer

CITIBANK, N.A.

By:	/s/ Mark Gherzo
Name: Mark Gherzo
Title: Attorney-in-Fact

EXHIBIT A

SCHEDULE OF FEES

1

EXHIBIT B

FORM OF PREEMPTIVE ADS RIGHTS CERTIFICATE

1

EXHIBIT C

FORM OF U.S. COUNSEL’S OPINION

1

EXHIBIT D

FORM OF CHILEAN COUNSEL’S OPINION

1

EXHIBIT E

FORM OF INSTRUCTIONS BOOKLET

FOR

PREEMPTIVE ADS OFFER

1

EXHIBIT F

FORM OF BROKER LETTER

FOR

PREEMPTIVE ADS OFFER

1

EXHIBIT G

FORM OF CLIENT LETTER

FOR

PREEMPTIVE ADS OFFER

1

EXHIBIT H

PERSONS DESIGNATED TO RECEIVE
REPORTS BY THE ADS RIGHTS AGENT

1